Exhibit 12.1

Jonathan D. Leinwand, P.A.	18305 Biscayne Blvd. Suite 200 Aventura, FL 33160 Tel: (954) 903-7856 Fax: (954) 252-4265
E-mail: jonathan@jdlpa.com

January 7, 2022

Victory Marine Holdings Corp.

555 NE 34th St.

Suite 1207

Miami, FL 33137

Re:   Post-Effective Amendment Statement on Form 1-A

To Whom It May Concern:

We have acted as counsel to Victory Marine Holdings Corp, a Nevada corporation (the “Company”), in connection with the preparation of a Post Qualification Amendment to its Offering Statement on Form 1-A (the “Offering Statement”) filed with the Securities and Exchange Commission (the “Commission”) for the issuance and sale from time to time of up to 500,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issued or issuable pursuant to subscription agreements (the “Subscription Agreements”).

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Offering Statement shall have become qualified pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), the Shares, when issued by the Company in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to us under the caption “Opinion re Legality"” in the Offering Circular constituting a part of the Offering Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very Truly Yours,
JONATHAN D. LEINWAND, P.A.

By: /s/ Jonathan Leinwand
Jonathan Leinwand, Esq.